Exhibit 99.1

Plug Power Completes Restatement of Previously Issued Financial Statements and Files 2020 Annual Report

As Anticipated, No Impact on Cash Position, Business Operations or Economics of Commercial Arrangements

No Change to Gross Billings; Company Reaffirms Previously Disclosed Annual Gross Billings Targets

Plug Power Remains Well-Positioned to Leverage Industry Leadership and Capture Meaningful Share of the $10T Hydrogen Economy

Company to Host Conference Call at 8:30 am ET Today

LATHAM, N.Y. May 14, 2021 -- Plug Power Inc. (“Plug Power” or the “Company”) (NASDAQ: PLUG), a leading provider of turnkey hydrogen solutions building the global green hydrogen economy, today announced that the Company has completed the restatement of its previously issued financial statements for fiscal years 2018 and 2019 and its quarterly filings for 2019 and 2020 (the “restated periods”), and has filed its Form 10-K for the year ended December 31, 2020 (“the 2020 Annual Report”) with the U.S. Securities and Exchange Commission (“SEC”).

As previously announced, the key areas addressed were primarily related to several non-cash items, including:

•	The reported book value of right of use assets and related lease liabilities and finance obligations;
•	Loss accruals for certain service contracts;
•	The impairment of certain long-lived assets; and,
•	The classification of certain costs, resulting in a decrease in research and development expense and a corresponding increase in cost of revenue.

Collectively, the adjustments as part of the restatement and finalization of the 2020 Annual Report (as compared to the unaudited 2020 results shared February 25, 2021 and 2018 and 2019 results as previously reported) had the following impact to net revenue and earnings per share (“EPS”):

For the year ended:	2020	2019	2018
Net Revenue (millions)	$7.2	$(0.3)	$(0.4)
EPS	$(0.10)	$0.00	$(0.03)

In 2020, despite a positive impact to net revenue, EPS was negatively impacted stemming from one-time non-cash charges associated with $35 million in loss accrual provisions and a $6.4 million long-lived asset impairment.

As expected, the adjustments did not impact the Company’s cash position, business operations or economics of commercial arrangements. In addition, there is no change to gross billings1. The impact of the adjustments is described in detail in the 2020 Annual Report.

1 Gross billings is based on the invoice value of equipment deployed and services rendered. Invoice value of equipment is measured on a relative basis using cash value within contracts with customers and it is attributed to the period in which the equipment is deployed. To that amount, the Company adds the invoice value for services rendered in the period. These services include fuel provided, extended warranty contracts serviced, power provided under Power Purchase agreements, etc. The Company’s objective in presenting gross billings is to present to investors an operating metric that conveys commercial growth over time. Management also uses this operating metric as a measurement of commercial growth, as well as establishing performance targets, annual budgets and makes operating decisions based in part on gross billings. The significant estimates and assumptions underlying the metric include the allocation of revenue, excluding the provision for warrants, based on relative stand alone selling prices used in our GAAP revenue numbers.

“We pride ourselves on operating with integrity and transparency in everything we do, and we’re pleased to put this matter behind us,” said Andy Marsh, Plug Power’s President and Chief Executive Officer. “As we anticipated, the required adjustments were non-cash and had no impact on our business operations or economics of our commercial arrangements. As we look ahead, we remain committed to long-term value creation and executing on our mission to build out the hydrogen economy in North America and beyond. We continue to have great confidence in the growth trajectory of the business, and we thank our shareholders and other stakeholders for their patience as we worked to complete this process.”

As previously announced, the restatement did not result from any override of controls or misconduct, and KPMG LLP, the Company’s independent registered public accounting firm, has not informed the Audit Committee of any issues related to an override of controls or misconduct. In connection with the restatement process, the Company identified a material weakness in its internal controls over financial reporting. Management is committed to remediating this material weakness and has already begun to implement a plan to do so. Steps the Company has taken, and will continue to take, include expanding its finance and accounting resources with expertise in the complex technical accounting issues and highly judgmental accounting determinations that affect the Company’s financial statements. Additional information is included in the 2020 Annual Report.

Earnings and Guidance Update

As previously disclosed in its May 10, 2021 announcement, the Company requires additional time to complete its customary quarterly review and reporting process and the filing of its Form 10-Q for the first quarter ended March 31, 2021 and, as a result, filed a Form 12b-25 with the SEC to extend the Form 10-Q filing due date from May 10, 2021 to May 17, 2021. The Company and its independent auditor are working diligently to complete the first quarter review. The Company expects to file the Form 10-Q for the first quarter ended March 31, 2021 within the next 30 days. The Company will hold its first quarter earnings conference call on the same day the Company files its Form 10-Q.

For the first quarter of 2021, the Company expects to report over $70 million in gross billings, more than a 60% increase from the first quarter of 2020, and expects to report over $67 million of net revenue, which is also more than a 60% increase from the first quarter of 2020. In addition, the Company maintains a strong balance sheet with over $5 billion of cash to fund future growth initiatives. The Company expects its second quarter gross billings to exceed $105 million, an approximate 50% increase from the second quarter of 2020, and expects to report over $102 million of net revenue, also an approximate 50% increase from the second quarter of 2020. The Company continues to expect to achieve its previously stated annual gross billings targets of $475 million in 2021, $750 million in 2022 and $1.7 billion in 2024.

Conference Call Today

•	Date: May 14, 2021
•	Time: 8:30 am ET
•	Toll-free: 877-405-1239 / 201-389-0851
•	Direct webcast: https://event.webcasts.com/starthere.jsp?ei=1464550&tp_key=5abbe72ffc

The webcast can also be accessed directly from the Plug Power homepage (www.plugpower.com). A playback of the call will be available online for a period of time following the call.

About Plug Power

Plug Power is building the hydrogen economy as the leading provider of comprehensive hydrogen fuel cell turnkey solutions. The Company’s innovative technology powers electric motors with hydrogen fuel cells amid an ongoing paradigm shift in the power, energy, and transportation industries to address climate change and energy security, while meeting sustainability goals. Plug Power created the first commercially viable market for hydrogen fuel cell technology. As a result, the Company has deployed over 40,000 fuel cell systems for e-mobility, more than anyone else in the world, and has become the largest buyer of liquid hydrogen, having built and operated a hydrogen highway across North America. Plug Power delivers a significant value proposition to end-customers, including meaningful environmental benefits, efficiency gains, fast fueling, and lower operational costs. Plug Power’s vertically-integrated GenKey solution ties together all critical elements to power, fuel, and provide service to customers such as Amazon, BMW, The Southern Company, Carrefour, and Walmart. The Company is now leveraging its know-how, modular product architecture and foundational customers to rapidly expand into other key markets including zero-emission on-road vehicles, robotics, and data centers. Learn more at www.plugpower.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, statements regarding the Company’s expectations regarding gross billings and net revenue for the first and second quarters of 2021, gross billings for the years 2021, 2022 and 2024, the timing of the Company’s earnings conference call and filing of its Form 10-Q for the quarter ended March 31, 2021; and the Company’s plan for remediating the material weakness identified in internal control over financial reporting as of December 31, 2020. These forward-looking statements are made as of the date hereof and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, the risk that the identified material weakness may not be effectively remediated; the risk that the filing of the Form 10-Q for the first quarter of 2021 will take longer than anticipated; the Company’s ability to continue to comply with the applicable listing standards of NASDAQ; the risk of potential litigation or regulatory action arising from the failure to timely file the 2020 Annual Report; and the risks related to the restatement, including the potential impact on the Company’s reputation and its commercial relationships. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in the Company’s filings and reports with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2020, as well as other filings and reports that are filed by the Company from time to time with the SEC. Each forward-looking statement in this press release speaks only as of the date of the particular statement. The Company disclaims any obligation to update forward-looking statements except as may be required by law.

Contacts

Media Contact

Andrea Rose / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-895-8666 / 212-895-8650

arose@joelefrank.com / msiddig@joelefrank.com